UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ADVANCED MAGNETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-2742593 (I.R.S. Employer Identification No.)

125 CambridgePark Drive, 6th Floor Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Advanced Magnetics, Inc. 2006 Employee Stock Purchase Plan
(Full Title of the Plan)

Brian J.G. Pereira, MD Chief Executive Officer and President Advanced Magnetics, Inc. 125 CambridgePark Drive, 6th Floor Cambridge, Massachusetts 02140	COPY TO: Miguel J. Vega, Esq. Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109
(Name, and Address of Agent For Service)

(617) 498-3300	(617) 338-2448
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value per share	100,000	$64.40	$6,440,000	$198.00

(1) The maximum number of shares which may be sold upon the exercise of options granted under the Advanced Magnetics, Inc. 2006 Employee Stock Purchase Plan is subject to adjustment in accordance with certain structural anti-dilution and other provisions of the Advanced Magnetics, Inc. 2006 Employee Stock Purchase Plan. Accordingly, pursuant to Rule 416 under the Securities Act, as amended, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such structural anti-dilution and other provisions.

(2) The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the NASDAQ on May 24, 2007.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Advanced Magnetics, Inc., (the “Company”) hereby incorporates by reference into this registration statement the following additional documents, as of their respective dates, which have been previously filed by the Company with the Securities and Exchange Commission:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 filed on December 14, 2005 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
(c)
The description of the Company’s common stock contained in the registration statement on Form 8-A dated June 26, 2006 (File No. 0-14732), including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Named Directors and Officers.

Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith.

The registrant's Certificate of Incorporation, as amended, provides that the registrant shall, to the fullest extent permitted by law, indemnify all directors, officers, employees and agents of the registrant. The Certificate of Incorporation also contains a provision eliminating the liability of directors of the registrant to the registrant or its stockholders for monetary damage, to the fullest extent permitted by law. The Certificate of Incorporation also permits the registrant to maintain insurance to protect itself and any director, officer, employee or agent against any liability whether or not the registrant would have the power to indemnify such persons under the General Corporation Law of Delaware. The Certificate of Incorporation also permits the registrant to enter into agreements with any director, officer, employee or agent providing for indemnification rights equivalent to or greater than the indemnification rights set forth in the Certificate of Incorporation. The registrant has entered into indemnification agreements with all of its directors and certain of its officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claims.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
4.1
Certificate of Incorporation of the registrant, as amended (incorporated by reference to Exhibit 3.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2006, File No. 0-14732).

4.2	Amended and Restated By-Laws of the registrant, as amended (incorporated by reference to Exhibit 3.2 to the registrant's Current Report on Form 8-K, dated May 14, 2007, File No. 0-14732).

4.3	Specimen certificate representing the registrant's Common Stock (incorporated by reference to Exhibit 6 to the Registration Statement on Form 8-A of the registrant, Reg. No. 1-10865).

*5.1	Opinion of Sullivan & Worcester LLP.

10	2006 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the registrant's definitive proxy statement, filed December 19, 2006, File No. 0-14732).

23.1	Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1).

*23.2	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP (Advanced Magnetics, Inc.).

24	Powers of Attorney (included in the signature page to this registration statement).
___________

*           filed herewith

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the registrant, as amended, or the By-Laws of the registrant, as amended, indemnification agreements entered into between the registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 25th day of May, 2007.

ADVANCED MAGNETICS, INC.

By: /s/ Brian J.G. Pereira, MD
Name: Brian J.G. Pereira, MD
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.  The undersigned officers and directors of the Company hereby severally constitute and appoint Brian J.G. Pereira, MD and Joseph L. Farmer, and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any and all amendments or supplements, whether pre-effective or post-effective, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

Signature	Title	Date
/s/ Brian J.G. Pereira, MD Brian J.G. Pereira	Chief Executive Officer President and Director	May 25, 2007
/s/ David A. Arkowitz David A. Arkowitz	Chief Financial Officer and Chief Business Officer	May 25, 2007
/s/ Dr. Michael D. Loberg Dr. Michael D. Loberg	Director	May 25, 2007
/s/ Michael Narachi Michael Narachi	Director	May 25, 2007
/s/ Davey S. Scoon Davey S. Scoon	Director	May 25, 2007
/s/ Mark Skaletsky Mark Skaletsky	Director	May 25, 2007
/s/ Ron Zwanziger Ron Zwanziger	Director	May 25, 2007